UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 6, 2015

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36781	46-3656275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(Address of principal executive offices) (Zip code)

(206) 582-1600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2015, Juno Therapeutics, Inc. (“Juno”) entered into a Lease Agreement with ARE-Seattle No. 16, LLC (“Landlord”) for approximately 80,000 square feet of office and laboratory space (the “Premises”) in a to-be-constructed building (the “New Building”) to be located at 400 Dexter Avenue North, Seattle, Washington (the “Lease”). Juno has the ability to elect to expand the Premises to include additional space in the New Building by written election on or before May 1, 2015. Juno will also have three opportunities at certain points during the Initial Term (as defined below) to elect to expand the Premises to include additional space in the New Building, subject to certain limitations.

Landlord is required to use diligent, reasonable efforts to deliver the Premises to Juno by August 3, 2016 (the “Target Delivery Date”) so that Juno can undertake construction of certain tenant improvements (the “Juno Improvements”). The actual date of such delivery or such earlier date that Landlord could have so delivered the premises absent Juno-caused delays is referred to herein as the “Delivery Date.” Juno has the right to terminate the Lease for failures to achieve certain construction and delivery objectives by specified dates, subject to a Landlord cure period prior to the effectiveness of such termination. The term of the Lease commences on the earlier of the date that is six months after the Delivery Date and the date that the Juno Improvements have been substantially completed (the “Commencement Date”), subject to extension under certain circumstances. The anticipated Commencement Date of the Lease is on or about February 1, 2017. The initial term of the Lease continues for 84 months from the first day of the first full month following the Commencement Date (the “Initial Term”). The Lease Agreement contains customary provisions allowing the Landlord to terminate the Lease if Juno fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of Juno.

Rent payment by Juno commences on the date that is six months after the Commencement Date, subject to delay in the event of certain failures by Landlord to deliver the Premises by the Target Delivery Date. Base rent for the first year following the commencement date is $48.00 per square foot, which amount will escalate each year by 2.5%. Based on the approximately 80,000 square foot size of the Premises, before giving effect to any elections by Juno to expand the Premises, base rent for the first year would be approximately $3.8 million (after giving effect to six months of rent abatement in the first year, the amount would be $1.9 million), increasing to approximately $4.5 million in the final year of the Initial Term. The actual size of the Premises, and therefore the actual amount of the base rent, will depend on the space chosen by Juno and whether Juno elects to expand the Premises. Juno will also be required to pay Juno’s share of operating expenses for the New Building. Juno’s share of the New Building’s operating expenses will be proportional to the office space occupied by Juno under the Lease expressed as a fraction of the total space in the New Building. Juno will be required to deliver a security deposit (in cash or in the form a letter of credit) of $320,000 to Landlord in connection with the Lease, which amount will be increased if Juno elects to expand the Premises by an amount equal to one month’s initial base rent for the additional space occupied by Juno.

Landlord has provided Juno with an allowance (the “TI Allowance”) for tenant improvements of $145.00 per square foot of the initial Premises. If Juno elects to expand the Premises, Juno may also receive an increase in the TI Allowance. The TI Allowance can be used for payment of design, permits, and construction costs in connection with the construction of such tenant improvements. Half of the TI Allowance would be paid by Landlord as a reimbursement at the point when the tenant improvements are at least 50% complete, and the remainder would be paid by Landlord as a reimbursement upon completion of the tenant improvements.

Juno will have three options to extend the term of the Lease by five years for each option, subject to, in the case of the second and third extension terms, a market-based rent escalation provision applicable in the first year of such extension term instead of the 2.5% per year escalation otherwise applicable as described above. Each of these options may be exercised by Juno no later than nine months prior to the then-existing expiration date of the Lease.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Lease Agreement, dated as of April 6, 2015, by and between ARE-Seattle No. 16, LLC and the registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNO THERAPEUTICS, INC.

Date: April 7, 2015	By:	/s/ Steven D. Harr
	Name:	Steven D. Harr
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lease Agreement, dated as of April 6, 2015, by and between ARE-Seattle No. 16, LLC and the registrant